                                 EXHIBIT A(5)

               FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

                             POLICY SPECIFICATIONS
                    FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE



INSURED  MARK M SENTRY                     POLICY DATE   JUNE 01, 1986

MALE  AGE 35                               POLICY ISSUE DATE   JUNE 01, 1986

POLICY NUMBER 0700037A                     MONTHLY PROCESSING DAY  01

INITIAL PREMIUM  $      2,000.00           MATURITY DATE   JUNE 01, 2046

PLANNED PREMIUM  $      1,000.00  ANNUALLY

MONTHLY DEATH BENEFIT GUARANTEE PREMIUM    $     97.12

GUIDELINE ANNUAL PREMIUM  $  1,464.22  GUIDELINE SINGLE PREMIUM  $  16,650.04


MAXIMUM PREMIUM LIMITATION - THE TOTAL PREMIUMS PAID CANNOT EXCEED THE GREATER
    OF THE GUIDELINE SINGLE PREMIUM OR THE SUM OF THE GUIDELINE ANNUAL PREMIUMS.

DEATH BENEFIT OPTION  1 - SPECIFIED AMOUNT INCLUDES CASH VALUE

SPECIFIED AMOUNT   $100,000             RISK CLASS   STD NONSMOKER

VARIABLE LIFE ACCOUNT   SENTRY VARIABLE LIFE ACCOUNT I

ELIGIBLE MUTUAL FUNDS   ADVISERS MANAGEMENT TRUST
                        - GROWTH PORTFOLIO
                        - BOND PORTFOLIO
                        - LIQUID ASSET PORTFOLIO

MAXIMUM FULL SURRENDER CHARGE  $  646.00  TARGET SURRENDER PREMIUM  $  1,184.00

    THIS CHARGE ASSUMES THAT A PREMIUM EQUAL TO THE TARGET SURRENDER PREMIUM IS PAID DURING THE FIRST POLICY YEAR. FOR A FULL EXPLANATION OF THE SURRENDER CHARGES REFER TO THE FULL SURRENDER CHARGE PROVISION.

**  RIDER SPECIFICATIONS ON NEXT PAGE  **

BENEFITS PROVIDED BY THIS POLICY ARE
VARIABLE AND ARE NOT GUARANTEED AS TO
DOLLAR AMOUNT.

FOR DETERMINATION OF VARIABLE BENEFITS,
PLEASE SEE THE VARIABLE LIFE ACCOUNT
PROVISIONS, PAGE 10, AND THE CASH VALUE
PROVISIONS, PAGE 16.

                                RIDERS ATTACHED


                               MONTHLY      YEARS      MATURITY/*
RIDERS                  COST OF INSURANCE  PAYABLE     EXPIRY DATE






   OTHER INSURED RIDER(S)
   ----------------------











* NOTE IT IS POSSIBLE FOR BENEFITS TO END PRIOR TO THIS DATE WHEN EITHER NO PREMIUMS ARE PAID AFTER THE INITIAL PREMIUM OR ADDITIONAL PREMIUMS AND INVESTMENT RETURNS ARE INSUFFICIENT TO CONTINUE THE BENEFIT TO SUCH DATE.

LIST OF                 Definitions
POLICY
PROVISIONS              General Provisions
                             Insuring Agreement
                             Contract
                             Application
                             Policyowner
                             Contingent Policyowner
                             Change of Policyowner or Contingent Policyowner Collateral Assignment
                             Beneficiary
                             Change of Beneficiary
                             Incontestability
                             Suicide Exclusion
                             Policy Proceeds
                             Misstatement of Age or Sex
                             Effective Date of Coverage
                             Policy Change
                             Annual Statement
                             No Dividends
                             Projections of Benefits and Values
                             Termination
                             Suspension of Payments
                             Exchange Provision
                             Free Look Provision

                        Premium Provisions
                             Initial Premium
                             Planned Premiums
                             Additional Premiums
                             Maximum Premium Limitation
                             Net Premiums
                             Death Benefit Guarantee
                             Grace Period
                             Reinstatement

                        Variable Life Account Provisions
                             The Variable Life Account
                             Investments of the Variable Life Account
                             Accumulation Units
                             Risk Charge
                             Transfers

                        Insurance Provisions
                             Death Benefit Options
                             Change of Death Benefit Option
                             Changes in Specified Amount
                             Maturity Benefits

                        Cash Value Provisions
                             Cash Value
                             Monthly Deduction
                             Cost of Insurance
                             Mortality Charge
                             Continuation of Insurance
                             Partial Surrender
                             Full Surrender Charge
                             Cash Surrender Value
                             Surrender Requirements

                        Policy Loan Provisions
                             Policy Loans
                             Loan Interest
                             Policy Indebtedness
                             Repayment

                        Optional Settlement Provisions
                             Optional Settlement Plans
                             Optional Settlement Plan Provisions

                        Optional Settlement Plan Tables

                        Table of Guaranteed Maximum Mortality Rates




                           READ THIS POLICY CAREFULLY

           IT IS A LEGAL CONTRACT BETWEEN THE POLICYOWNER AND SENTRY

DEFINITIONS     ACCUMULATION UNIT.  An accounting unit of measure used to
                calculate policy values.

                AGE. Age last birthday as determined on the policy anniversary on or preceding the current date.

                ANNIVERSARY. The same day and month each year as the policy date.

                BENEFICIARY. The beneficiary is named in the application, unless changed, and receives the death benefit at the insured's death.

                ELIGIBLE MUTUAL FUND(S). A Mutual Fund designated on the Policy Specifications Page.

                GENERAL ACCOUNT.  The general ledger account of Sentry.

                IN EFFECT. When the insured's life is covered under this policy.

                INITIAL INVESTMENT PERIOD. A thirty (30) day period commencing on the policy issue date.

                INSURED. The person named on the Policy Specifications Page whose life is covered under this policy.

                MATURITY DATE. The maturity date is shown on the Policy Specifications Page. The date on which Sentry will pay the policy's cash value less any outstanding indebtedness if the policy is in effect on such date.

                MONTHLY PROCESSING DATE. The monthly processing day is shown on the Policy Specifications Page. This is the day from which policy months are determined.

                PAYEE. A person receiving payments from Sentry under an Optional Settlement Plan.

                POLICY DATE. The policy date is shown on the Policy Specifications Page. It is the month, day and year this policy is put in effect.

                POLICY ISSUE DATE. The policy issue date is shown on the Policy Specifications Page. It is the month, day and year that underwriting is completed and the policy is issued by Sentry.

                POLICY MONTH. A period of time commencing on any monthly processing day and ending on the day preceding the next monthly processing day.

                POLICY YEAR. A period of time commencing on any anniversary and ending on the day preceding the next anniversary.

                POLICYOWNER. The policyowner is named in the application, unless changed, and has all rights under this policy.

                PORTFOLIO. A segment of an Eligible Mutual Fund which constitutes a separate and distinct class of shares.

                SENTRY. Sentry Life Insurance Company at its Home Office located at 1800 North Point Drive, Stevens Point, Wisconsin 54481.

                SUBACCOUNT. A segment of the variable life account which invests in an Eligible Mutual Fund or Portfolio.

                SPECIFIED AMOUNT. The amount of death benefit shown on the Policy Specifications Page or on any subsequent amendment.

                VALUATION DATE. Each day that the New York Stock Exchange is open for business, which is Monday through Friday, except for New Year's Day, Washington's Birthday, Good Friday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day.

                VALUATION PERIOD. The period commencing at 4:00 p.m., New York time, on each valuation date and ending at 4:00 p.m. New York time, on the next succeeding valuation date.

                VARIABLE LIFE ACCOUNT. A separate investment account of Sentry designated on the Policy Specifications Page into which net premiums under this policy will be allocated.


GENERAL         INSURING AGREEMENT.  Sentry will pay the beneficiary the death
PROVISIONS      benefit subject to the terms of this policy, when Sentry
                receives due proof that the insured died prior to the maturity date, and while the policy was in effect. Sentry will pay the cash value less any indebtedness, if the insured is living on the maturity date and the policy is still in effect.

                CONTRACT. Sentry has issued this policy in consideration of the required initial premium payment and the application. The policy, with all its pages and cover, the attached copies of the application and any supplemental applications, and any attached amendments or riders form the entire contract. An agent cannot change the contract. Any change to the policy must be in writing and approved by an officer of Sentry.

                APPLICATION. In issuing this policy, Sentry has relied on statements in the application. All statements in the application and any supplemental applications are assumed to be true and complete to the best of the knowledge and belief of the person making them. No statement made in the application or supplemental applications will be used by Sentry to void the policy or deny a claim unless that statement is a material misrepresentation.

                POLICYOWNER. The policyowner is the insured, unless otherwise specified in the application. The policyowner may exercise all policy rights and privileges while the insured is living without the consent of any revocable beneficiary.

                CONTINGENT POLICYOWNER. The policyowner, if not the insured, may name a contingent policyowner. If the policyowner dies before the insured, the contingent policyowner named in the application will become the policyowner and will possess all rights of a policyowner. If the contingent policyowner is dead, or if no contingent policyowner has been named at the death of the policyowner, ownership of the policy passes to the policyowner's estate.

                CHANGE OF POLICYOWNER OR CONTINGENT POLICYOWNER. The policyowner may change the policyowner or contingent policyowner of this policy. The change requires satisfactory written notice to Sentry. After Sentry records it, the change is effect from the date of the signed notice. The insured does not have to be living when Sentry records a change of policyowner for the change to be effective. The policyowner does not have to be living when Sentry records a change of contingent policyowner for the change to be effective. Sentry will not be responsible for any payment made or other action taken before any change is recorded.

                COLLATERAL ASSIGNMENT. The policyowner may assign this policy as collateral. Sentry is not responsible for the validity or effect of any collateral assignment. The interest of any revocable beneficiary will be subject to the terms of the collateral assignment. Sentry will not be responsible for knowledge of any collateral assignment until the written notice of assignment has been recorded by Sentry.

                BENEFICIARY. The beneficiary is named in the application. If there is no beneficiary at the time of the insured's death, Sentry will pay the death benefit to the policyowner or the policyowner's estate. If any beneficiary dies at the same time or within ten days of the insured, the death benefit will be paid as though the beneficiary died before the insured.

                CHANGE OF BENEFICIARY. The policyowner may change the beneficiary. The change requires satisfactory written notice to Sentry. Once Sentry records the change, it becomes effective from the date the written notice was signed. The insured does not have to be living at the time Sentry records the change for it to be effective. Sentry will not be responsible for any payment made or other action taken before the change has been recorded by Sentry.

                INCONTESTABILITY. Except for failure to pay premiums, Sentry will not contest the validity of the policy after it has been in effect during the insured's lifetime for two years from the policy date. This will not apply to any riders attached to this policy. Any increase in the specified amount after the policy date will be incontestable only after such increase has been in effect during the insured's lifetime for two years following the effective date of such increase.

                SUICIDE EXCLUSION. If the insured commits suicide within two years from the policy date, whether sane or insane, Sentry's liability will be limited to the premiums paid prior to the insured's death, less any policy indebtedness, less any partial surrenders and less any partial surrender charges.

                If the insured commits suicide, whether sane or insane, within two years from the effective date of any increase in specified amount, Sentry's liability with respect to such increase will be limited to the total cost of insurance for such increase.

                POLICY PROCEEDS. Policy proceeds means the amount payable under this policy on the earliest of the following:

                (1) the maturity date;

                (2) full surrender of the policy; or

                (3) death of the insured.

                On the maturity date, the policy proceeds will be the cash value less any indebtedness. If the policy is surrendered, the policy proceeds will be the surrender value as described in the Cash Surrender Value Provision. At the insured's death, the policy proceeds will be the death benefit as described in the Death Benefit Options Provision.

                MISSTATEMENT OF AGE OR SEX. If the insured's age or sex has been misstated in an application, the policy proceeds will be adjusted by the difference between the monthly deductions actually deducted and the monthly deductions which would have been deducted at the correct age and sex. The adjustment will be accumulated based on investment returns that were credited to the cash value.

                EFFECTIVE DATE OF COVERAGE. The effective date of coverage under this policy is as follows:

                (1) The policy date is the effective date for all coverage provided as a result of the original application; and

                (2) The effective date for any increase or addition to coverage will be the monthly processing day on or next following the valuation period during which Sentry approves the supplemental application for the increase or addition to coverage. This date will be shown in a policy amendment.

                POLICY CHANGE. If a change in death benefit option or specified amount in the policy is made, Sentry will issue an amendment to the policy. This amendment will state the change, the effective date of the change and will amend the existing policy from such effective date.

                ANNUAL STATEMENT. Within 30 days after each policy anniversary, an annual statement will be sent to each policyowner. The statement will show the current amount of death benefits payable under the policy, the current cash value, the current cash surrender value and current policy indebtedness. The statement will also show premiums paid, investment returns and all charges deducted during the policy year.

                NO DIVIDENDS. This is a nonparticipating policy. It does not pay dividends and will not share in Sentry's profits or surplus.

                PROJECTIONS OF BENEFITS AND VALUES. The policyowner may request a projection of illustrative future death benefits and policy values at any time. Such request must be in writing. Sentry may charge a maximum service fee of $25 for this projection.
                The illustration will be based on:

                (1) assumptions as to the specified amount, anticipated earnings and future premium payments specified by the policyowner;
                    and

                (2) other assumptions as are necessary and agreed upon by Sentry and the policyowner.

                TERMINATION. All coverage under this policy will terminate when any one of the following events occurs:

                (1) you request a full surrender of the policy;

                (2) the insured dies;

                (3) the policy grace period expires; or

                (4) the policy reaches the maturity date.

                SUSPENSION OF PAYMENTS. Sentry reserves the right to suspend or postpone any payment under this policy when:

                (1) the New York Stock Exchange is closed on other than
                    customary weekend and holiday closings;

                (2) trading on the Exchange is restricted;

                (3) an emergency exists as a result of which disposal of
                    securities held in the variable life account is not reasonably practicable or it is not reasonably practicable to determine the value of the variable life account's net assets; or

                (4) during any other period when the Securities and Exchange
                    Commission, by order, so permits for the protection of security holders; provided that applicable rules and regulations of the Securities and Exchange Commission shall govern as to whether the conditions described in (2) and (3) exist.

                EXCHANGE PROVISION. The policy may be exchanged for a policy of permanent fixed premium, fixed benefit life insurance on the life of the insured. This exchange may only be made within 24 months after the policy date. Sentry will require no evidence of insurability. All policy indebtedness must be repaid before the exchange is made.

                The exchange will become effective when Sentry receives all of the following:

                (1) proper written request for the policy exchange;

                (2) surrender of the policy being exchanged; and

                (3) any amount due Sentry on exchange.

                The new policy will have the same policy date and issue age set forth in the original policy. The new policy will have the same risk classification as set forth in the original policy. The basic amount of insurance of the new policy will be equal to either the initial specified amount of the original policy or the net amount at risk under the original policy on the date of exchange, as selected by the policyowner. For purposes of this provision, net amount at risk is defined as the difference between the death benefit and the policy cash value. The new policyowner and beneficiary will be the same as those of the original policy on the effective date of the exchange.

                FREE LOOK PROVISION. The policy may be returned within 10 days after the policyowner receives the policy, within 10 days after the mailing to the policyowner of the notice of the right of withdrawal, or within 45 days after the policyowner completes
                Part 1 of the application for insurance, whichever is later. The returned policy can be mailed or delivered to either Sentry or the agent who sold the policy. The returned policy will be treated as if Sentry never issued it and Sentry will refund all premiums paid.

PREMIUM         INITIAL PREMIUM.  The initial premium is due on or prior to the
PROVISIONS      policy date. The initial premium is shown on the Policy
                Specifications Page.

                PLANNED PREMIUMS. Planned premiums may be made annually, semi-annually, quarterly or by automatic bank check. The planned premiums are subject to the following minimum amounts, unless Sentry's current administrative rules specify lower amounts:


                                                              PLANNED PREMIUM
                                  MODE OF PAYMENT             MINIMUM AMOUNT
                                  ---------------             ---------------
                                  Annual                           $200
                                  Semi-Annual                       125
                                  Quarterly                          75
                                  Automatic Bank Check               15

                The policyowner may change the frequency and amount of planned premiums by sending Sentry a written notice. Sentry reserves the right to limit the amount of any increase of the planned premium.

                Any premium which exceeds the planned premium as shown on the Policy Specifications Page will be considered an additional premium subject to the following provision.

                ADDITIONAL PREMIUMS. Additional premium payments of at least $50 may be made at any time prior to the maturity date. Sentry reserves the right to limit the frequency and amount of additional premium payments.

                MAXIMUM PREMIUM LIMITATION. In order to conform to requirements of the Internal Revenue Code, Sentry will limit the total amount of premiums, both planned and additional, that may be paid during each policy year. The applicable maximum premium limitation is set forth on the Policy Specifications Page or any subsequent amendment. Because the maximum premium limitation is in part dependent on the specified amount for each policy, changes in the specified amount may affect this limitation. In the event that a premium is paid that exceeds the maximum premium limitation, Sentry will accept only the portion of the premium up to the maximum limitation and return the excess to the policyowner. Thereafter, no additional premiums will be accepted until allowed by the maximum premium limitation set forth in the policy.

                NET PREMIUMS. The net premium is equal to 95.0% of the premium less any applicable premium taxes. The 5.0% deduction is a front-end sales expense charge.

                DEATH BENEFIT GUARANTEE. If the minimum premium requirement described below is met, the policy will not lapse, even if the cash surrender value is insufficient to cover the monthly deduction when due.

                The minimum premium requirement is met if the sum of all premiums paid is not less than (1) plus (2) plus (3) plus (4), where:

                (1) is the sum of all monthly death benefit guarantee premiums;

                (2) is the current policy indebtedness;

                (3) is the sum of all partial surrenders, partial surrender charges and partial surrender administrative fees; and

                (4) is the sum of all monthly deductions for any additional benefits provided by rider.

                All sums in the minimum premium requirement include values for the current policy month.

                The initial monthly death benefit guarantee premium is shown on the Policy Specifications Page. This premium will change upon any increase or decrease in specified amount or a change in the Death Benefit Option. At the time of the change, Sentry will recalculate the monthly death benefit guarantee premium based on the insured's attained age, the Death Benefit Option chosen and the new specified amount. Any change in the monthly death benefit guarantee premium will be shown on a policy amendment.

                GRACE PERIOD. If the death benefit guarantee is not in effect, and if the cash surrender value is not sufficient to cover the monthly deduction when due, a grace period of 61 days will be allowed for the payment of a premium or loan repayment sufficient to cover the monthly deduction. Sentry will mail notice of such premium due to the policyowner's last known address. The policy will continue to be in effect during this grace period. If the insured dies during the grace period, Sentry will deduct any monthly deductions that are due from the policy proceeds.

                If a premium or loan repayment sufficient to cover the monthly deduction is still unpaid at the end of the grace period, the policy will lapse and all coverages under the policy will terminate without value.

                REINSTATEMENT. After a policy lapse, the policyowner may request that the policy be put back in effect. Sentry will reinstate the policy subject to the following conditions:

                (1) The request is in writing and received by Sentry within three years from the date of policy lapse;

                (2) Sentry receives satisfactory proof that the insured is still insurable; and

                (3) A premium sufficient to cover the monthly deductions for the first two policy months following reinstatement is paid.

                The policy will be reinstated on the next valuation date following the date that all of the above conditions have been satisfied. Sentry will not reinstate a policy surrendered for its cash surrender value.

VARIABLE LIFE   THE VARIABLE LIFE ACCOUNT.  The variable life account is a
ACCOUNT         separate investment account of Sentry.  It is named on the
PROVISIONS      Policy Specifications Page.  Sentry has allocated a part of its assets for this and certain other contracts to the variable life account. The assets of the variable life account are the property of Sentry. The assets of the variable life account are not chargeable with the liabilities arising out of any other business Sentry may conduct.

                INVESTMENTS OF THE VARIABLE LIFE ACCOUNT. Prior to and during the initial investment period, net premiums are applied to the variable life account and will be invested in the Liquid Asset Portfolio notwithstanding any selection made by the policyowner in the application. At the end of the initial investment period, the existing cash value in the Liquid Asset Portfolio will be transferred to the Eligible Mutual Fund(s) and the Portfolio(s), if any, within an Eligible Mutual Fund in accordance with the selection made by the policyowner in the application. Such transfer will be made automatically by Sentry without any charge. After the initial investment period has expired, net premiums will be invested in accordance with the selection made by the policyowner. The selection of investment is subject to the terms and conditions imposed on such selection by Sentry. The policyowner may change such selection prospectively without fee, penalty or other charge upon written notice to Sentry. Such change shall be effective for net premiums received after receipt of such notice. The assets of the variable life account are segregated by Eligible Mutual Fund(s) and Portfolio(s) within the Eligible Mutual Fund(s) resulting in the establishment of a series of subaccounts within the variable life account. Sentry may add additional Eligible Mutual Funds or Portfolios to those listed on the Policy Specifications Page. In such an event, the policyowner may be permitted to select such Eligible Mutual Funds or Portfolios as investments to underlie this policy. However, the right to make such selection will be limited by the terms and conditions imposed on such transactions by Sentry.

                If the shares of any Eligible Mutual Fund or any Portfolio within these Funds become unavailable for investment by the variable life account or Sentry's Board of Directors deems further investment in these shares inappropriate, Sentry may substitute shares of another mutual fund for shares already purchased or to be purchased by net premiums under the policy.

                The investment policy of the variable life account will not be materially changed unless a statement of the change is filed with and approved by the Insurance Commissioner of the State of Wisconsin. If required, approval of or change of investment policy for any portfolio will be filed with the Insurance Departments of the states where the policy has been sold.

                ACCUMULATION UNITS. For each subaccount, net premium payments result in accumulation units being credited to the policyowner's account. Monthly deductions and all other administrative charges and fees affecting the subaccount will result in the cancellation of accumulation units from the subaccount. The number of accumulation units credited to or cancelled from the subaccount is determined by dividing the dollar value of the transaction by the value of an accumulation unit for the subaccount. The subaccount cash value is determined by multiplying the number of accumulation units attributable to the subaccount by the value of an accumulation unit for the subaccount.

                The accumulation unit value for each subaccount was arbitrarily set initially at $10. The accumulation unit value for any later valuation period is determined by subtracting (2) from (1) and dividing the result by (3) where:

                (1) Is the net result of

                    (a) The assets of the subaccount, that is, the aggregate value of the underlying Fund shares held at the end of the valuation period; plus or minus

                    (b) The cumulative charge or credit for taxes reserved which is determined by Sentry to have resulted from the investment operation of the subaccount.

                (2) Is the cumulative unpaid risk charge; and

                (3) Is the number of accumulation units outstanding at the end of such valuation period.

                The accumulation unit value may increase or decrease from valuation period to valuation period.

                RISK CHARGE. Sentry deducts a risk charge from the variable life account's assets at the end of every valuation period. The risk charge is calculated on a daily basis and is equivalent to an effective annual rate of 1.05% of the net asset value of the variable life account.

                The risk charge consists of the following components:

                (1) The Mortality and Expense Risk Charge which is equal to an annual rate of .90%; and

                (2) The Death Benefit Guarantee Risk Charge which is equal to an annual rate of .15%.

                The Mortality and Expense Risk Charge compensates Sentry for assuming the mortality and expense risks under the policy. The Death Benefit Guarantee Risk Charge compensates Sentry for assuming risks associated with the Death Benefit Guarantee.

                TRANSFERS. The policyowner may direct the transfer of all or part of the subaccount cash values between Eligible Mutual Fund(s) or Portfolio(s) subject to the following conditions:

                (1) The policyowner may be required to pay Sentry a Transfer Fee for each transfer. The Transfer Fee will be deducted from the amounts which are transferred. The Transfer Fee will never exceed $25.

                (2) The minimum amount which may be transferred is $250, or if less, the remaining cash value.

                (3) Any transfer direction must clearly specify:

                    (a) the amount which is to be transferred; and

                    (b) the Eligible Mutual Fund(s) or Portfolio(s) which are to be affected.

                (4) Four transfers may be made in any policy year.  Additional transfers during the year are subject to approval by Sentry.

                (5) Transfers shall be effected during the valuation period next following receipt by Sentry of a written transfer direction containing all required information.

                Sentry reserves the right at any time and without prior notice to any party to terminate, suspend or modify the transfer privileges described above.

INSURANCE       DEATH BENEFIT OPTIONS.  The amount of death benefits payable
PROVISIONS      under a policy will depend upon the death benefit option in effect at the time of the insured's death.  The Death Benefit
                Option is stated on the Policy Specifications Page. If Option 1 is in effect, the death benefit is the greater of the specified amount or the policy cash value multiplied by a corridor percentage. If Option 2 is in effect, the death benefit is the greater of the specified amount plus the policy cash value or the policy cash value multiplied by a corridor percentage. The specified amount and policy cash value will be calculated at the end of the next valuation period following the date of death.

                Corridor percentages are shown in the following table and are based on the insured's attained age.


                          Age           %      Age      %       Age     %
                          ---          ---     ---     ---      ---    ---

                        40 or less     250     55      150      70     115
                           41          243     56      146      71     113
                           42          236     57      142      72     111
                           43          229     58      138      73     109
                           44          222     59      134      74     107
                           45          215     60      130      75     105
                           46          209     61      128      76     105
                           47          203     62      126      77     105
                           48          197     63      124      78     105
                           49          191     64      122    79-90    105
                           50          185     65      120      91     104
                           51          178     66      119      92     103
                           52          171     67      118      93     102
                           53          164     68      117      94     101
                           54          157     69      116      95+    100

                The death benefit will be reduced by the amount of any outstanding policy indebtedness on the date of death.

                CHANGE OF DEATH BENEFIT OPTION. The policyowner may change the death benefit option in effect by sending Sentry a written request. Upon Sentry's acceptance, the effective date of the change will be the monthly processing day following receipt of the request. Such a change may result in a new specified amount and may be subject to evidence of insurability satisfactory to Sentry before such a change will be made.

                A change from Option 2 to Option 1 will increase the specified amount by the policy's cash value calculated at the end of the valuation period following the effective date of the change.

                A change from Option 1 to Option 2 will decrease the specified amount by the policy's cash value calculated at the end of the valuation period following the effective date of the change.

                CHANGES IN SPECIFIED AMOUNT. The policyowner may request an increase or decrease in the specified amount. Written request must be received by Sentry and any change is subject to the following conditions:

                (1) No changes in specified amount may be made during the first policy year;

                (2) The specified amount may be changed only one time in any policy year;

                (3) The specified amount cannot be less than the minimum
                    specified amount of $100,000 unless Sentry's current administrative rules specify a lower amount;

                (4) Decreases in Specified Amount - Any decrease will become effective on the next monthly processing day following the date the request is received. Sentry will not decrease the specified amount, if such decrease causes the policy to violate the Maximum Premium Limitation Provision. Decreases in specified amount will be effected on a last in-first out basis. That is, a decrease will apply to the specified amount provided by the most recent increase, then the next most recent increase successively, then to the specified amount set forth on the Policy Specifications Page; and

                (5) Increases in Specified Amount - Any request for an increase must be applied for on a supplemental application. Sentry must also be provided with satisfactory evidence of insurability. Any approved increase will become effective on the next monthly processing day following Sentry's approval. The effective date of the increased amount will be shown on the policy amendment. An increase will not become effective if the policy's cash surrender value is insufficient to cover the monthly deduction for the policy month following the increase.

                An increase in specified amount may be exchanged for a policy of permanent fixed premium, fixed benefit life insurance on the life of the insured. The exchange may only be made within 24 months after the effective date of the increase in specified amount. Sentry will require no evidence of insurability. All policy indebtedness must be repaid before the exchange is made.

                The exchange will become effective when Sentry receives all of the following:

                (1) proper written request for the increase in specified amount exchange;

                (2) surrender of the policy amendment for the increase in
                    specified amount; and

                (3) any amount due Sentry on exchange.

                The new policy will have the same policy date as the effective date of the policy amendment for the increase in specified amount. The issue age will be the age of the insured on the effective date of the policy amendment. The new policy will have the same risk classification as set forth in the policy amendment. The basic amount of insurance of the new policy will be equal to either the amount of the increase in specified amount or the net amount as risk for the increase in specified amount, as selected by the policyowner.

                The net amount at risk for the increase in specified amount is
                (1) multiplied by (2), where:

                (1) is the difference between the total death benefit and the cash value; and

                (2) is the ratio of the increase in specified amount to the total specified amount after the increase.

                The new policyowner and beneficiary will be the same as those of the original policy on the effective date of the exchange.

                The policy amendment may be returned within 10 days after the policyowner receives the policy amendment, within 10 days after the mailing to the policyowner of the notice of the right of withdrawal, or within 45 days after the policyowner completes the application for the increase in specified amount, whichever is later. The returned policy amendment can be mailed or delivered to either Sentry or the agent who sold the policy amendment. The returned policy amendment will be treated as if Sentry never issued it. Premiums paid after the effective date will be applied to the policy as if the amendment had not been issued. Premiums in excess of the maximum premium limitation will be refunded.

                Any change in the specified amount may affect the cost of insurance rate and the net amount at risk, both of which will affect the cost of insurance charge for the policy.

                A new full surrender charge may be imposed in the event of an increase in specified amount (see Full Surrender Charge Provision).

                MATURITY BENEFITS. If the policy is in effect on the maturity date, Sentry will pay the policy's cash value, less any outstanding policy indebtedness, calculated at the end of the next valuation period following the maturity date. The maturity date is shown on the Policy Specifications Page. Benefits may be paid in a lump sum or under any optional payment plan acceptable to Sentry.

                CASH VALUE PROVISIONS

                CASH VALUE. Cash values will be determined at the end of every valuation period. The cash value of the policy is equal to the sum of:

                (1) The variable life account cash value is the sum of the subaccount cash values. The cash value of each subaccount is determined by multiplying the number of accumulation units attributable to the subaccount by the value of an accumulation unit for the subaccount; and

                (2) Any cash value held in the general account of Sentry to secure policy debt.

                There is no guaranteed minimum policy cash value.

                At the end of the next valuation period following the policy date, the policy cash value is equal to the net premium. At the end of each subsequent valuation period, the cash value for each subaccount of the variable life account is determined as (1) plus (2) plus (3) plus (4) minus (5) minus (6) minus (7), where:

                (1) is the subaccount cash value at the end of each subsequent valuation period;

                (2) is net premiums allocated to the subaccount during such subsequent valuation period;

                (3) is net transfer of funds from the general account of Sentry to the subaccount during each subsequent valuation period for either securing or repaying policy debt;

                (4) is net transfer into the subaccount from other subaccount(s)
                    during such subsequent valuation period;

                (5) is any applicable Transfer Fees assessed against the
                    subaccount for transfers during such subsequent valuation period;

                (6) is any partial surrender out of the subaccount during such subsequent valuation period; and

                (7) is any applicable surrender charges for any partial
                    surrender in the subaccount during such subsequent valuation period.

                In addition, after the policy date, whenever a valuation period includes the monthly processing day, the policy's cash value at the end of such valuation period is reduced by the monthly deduction for that monthly processing day.

                MONTHLY DEDUCTION. The monthly deduction is deducted from the policy cash value at the beginning of each policy month and calculated as (1) plus (2), where:

                (1) is the cost of insurance for the policy and any additional benefits provided by rider for the policy month; and

                (2) is the $5 monthly administrative fee.

                The monthly deduction will result in the cancellation of accumulation units from each applicable subaccount in the ratio that the value of the subaccount bears to the sum of the subaccount cash values.

                COST OF INSURANCE. The cost of insurance for the policy is determined on a policy month basis. Such cost is determined as
                (1) multiplied by the result of (2) minus (3), where:

                (1) is the monthly mortality charge;

                (2) is the death benefit at the end of the policy month divided by 1.0040741; and

                (3) is the policy's cash value at the beginning of the policy month, less the $5 monthly administrative fee and less the cost of insurance for any riders.

                The cost of insurance for any rider is calculated as shown in the Cost of Insurance Provision of the Rider.

                MORTALITY CHARGE. The monthly mortality charge is based on Sentry's current mortality rates. The current mortality rates are based on the insured's attained age, sex, and risk class. The risk class will be determined separately for the initial specified amount and for any subsequent increase in the specified amount requiring evidence of insurability. Current mortality rates are determined by Sentry according to expectations of future mortality experience. These rates are not guaranteed and may be changed form time to time but will never exceed the maximum rates shown in the Table of Guaranteed Maximum Mortality Rates contained in the Policy. Any change in mortality rates will apply to all insureds of the same age, sex, and risk class. The guaranteed rates for standard risks are based on the 1980 Commissioner's Standard Ordinary Mortality Table, Age Last Birthday. The guaranteed rates for insureds classified as smokers or medically substandard are based on percentage multiples of the 1980 Commissioner's Standard Ordinary Mortality Table, Age Last Birthday.

                CONTINUATION OF INSURANCE. If premium payments are stopped or if insufficient premium payments are made, the policy will remain in effect until the surrender value is insufficient to cover the monthly deduction, as provided in the Grace Period Provision.

                This provision will not continue the policy beyond the maturity date or continue any rider beyond its termination date, as provided in the rider.

                PARTIAL SURRENDER. The policyowner may request a partial surrender of the policy upon written request to Sentry, subject to the following terms and the Surrender Requirements Provision.

                Partial Surrenders will result in the cancellation of accumulation units from each applicable subaccount in the ratio that the cash value of each subaccount bears to the sum of the subaccount cash values. The policyowner must specify in writing in advance which accumulation units are to be cancelled if other than the above method of cancellation is desired. Sentry will generally pay the amount of any surrender within seven (7) days of receipt of such request. Postponement of payment may occur in certain circumstances as detailed by the Suspension of Payments Provision.

                A partial surrender charge may be incurred on each partial surrender. The partial surrender charge will be calculated as the result of (1) multiplied by the result of (2) divided by
                (3), where:

                (1) is the full surrender charge on the date of the partial surrender;

                (2) is the amount of the partial surrender; and

                (3) is the cash surrender value at the end of the valuation period next following the date on which the request for a partial surrender is received by Sentry.

                In addition to the partial surrender charge as calculated above, a partial surrender administrative fee of the smaller of 2% of the amount surrendered or $25.00 will be incurred on each partial surrender. This fee compensates Sentry for the costs incurred in processing a partial surrender.

                Partial surrender charges and partial surrender administrative fees will result in the cancellation of accumulation units from each applicable subaccount in the ratio that the value of each subaccount bears to the sum of the subaccount cash values. The policyowner must specify in writing in advance which accumulation units are to be cancelled if other than the above method of cancellation is desired.

                The policy cash value and death benefit will be reduced by the sum of any partial surrenders, partial surrender charges, and partial surrender administrative fees. If Death Benefit Option 1 is in effect, the specified amount will also be reduced by the sum of any partial surrenders, partial surrender charges, and partial surrender administrative fees. Sentry reserves the right to limit the number of partial surrenders made in a policy year.

                FULL SURRENDER CHARGE. The full surrender charge is calculated as (1) plus (2) plus (3) plus (4), where:

                (1) is the Contingent Deferred Administrative Expense Charge
                    multiplied by (5). This charge is calculated as $3.50 per $1,000 on the first $100,000 of initial specified amount plus $1.50 per $1,000 on the excess above $100,000 of initial specified amount. The maximum Contingent Deferred Administrative Expense Charge is $750.

                (2) is the Deferred Sales Charge multiplied by (5).  This charge is calculated as 25% of the target surrender premium as shown on the Policy Specifications Page or the actual premiums paid in the first policy year, if less.

                (3) is the additional Contingent Deferred Administrative Expense
                    Charge that may result from an increase in specified amount multiplied by (5). The maximum, additional Contingent Deferred Administrative Expense Charge is calculated as $3.50 per $1,000 on the first $100,000 of the increase in specified amount plus $1.50 per $1,000 on the excess above $100,000 of the increase in specified amount. The maximum Contingent Deferred Administrative Expense Charge is $750 for each increase in specified amount.

                (4) is the additional Deferred Sales Charge that may result from an increase in specified amount multiplied by (5). This charge is 25% of the lesser of (1) or (2), where:

                (1) is the target surrender premium as shown on the policy amendment; and

                (2) is the actual premiums paid in the first twelve policy months following the effective date of the increase in specified amount.

                The target surrender premium is based on the insured's sex and age on the effective date of the change.

                Sentry reserves the right to require a minimum premium payment during the first twelve months following the effective date of the increase in specified amount.

                (5) is the applicable percentage shown in the following Table where Year is the number of full policy years from the original policy date or from the date of each increase in specified amount to the date of surrender.


                                   Year          %
                                   ----         ---
                                   0-4          100
                                     5           80
                                     6           60
                                     7           40
                                     8           20
                                     9+          0


                    The full surrender charge as calculated above is reduced by the sum of all partial surrender charges previously deducted. In no event will the full surrender charge be less than zero.

                    A decrease in specified amount will not change any existing surrender charges.

                CASH SURRENDER VALUE. The policyowner may surrender the policy for its cash surrender value upon written request to Sentry, subject to the following terms and the Surrender Requirements Provision. A full surrender will terminate the policy.

                The cash surrender value is calculated as (1) minus (2) minus
                (3), where:

                (1) is the policy cash value calculated at the end of the
                    valuation period next following the date on which the request for a surrender is received by Sentry;

                (2) is any indebtedness against the policy; and

                (3) is the full surrender charge calculated at the end of the next valuation period during which the request for a surrender is received.

                SURRENDER REQUIREMENTS. A request for a partial or full surrender of the policy is subject to the following requirements:

                (1) it must be in writing;

                (2) it must be made during the insured's lifetime;

                (3) it must be made prior to the maturity date; and

                (4) it must be made while the policy is in effect.

                Proceeds will generally be paid within seven days of receipt of a request for a surrender. Postponement of payments may occur in certain circumstances as detailed by the Suspension of Payments Provision.

POLICY LOAN     POLICY LOANS.  As long as the policy is in effect, the
PROVISIONS      policyowner may borrow from Sentry at any time after the first policy anniversary using the policy as the only security for the loan. Requests for policy loans must be in writing. The maximum loan amount is 90% of the cash value minus the full surrender charge at the end of the valuation period during which the loan request is received. The maximum amount that may be borrowed at any time is the maximum loan amount reduced by any outstanding policy indebtedness.

                Policy loans will normally be paid within seven days after Sentry receives a loan request. Payments may be postponed under situations detailed in the Suspension of Payments Provision.

                At the end of the valuation period during which the loan becomes effective, a portion of the policy's cash value sufficient to secure the loan will be transferred from the subaccounts of the variable life account to Sentry's general account. Any loan interest that is due and unpaid will also be transferred. Such transfers result in the cancellation of accumulation units within the subaccounts of the variable life account. Accumulation units will be cancelled from each applicable subaccount in the ratio that the value of the subaccount bears to the sum of the subaccount cash values. The policyowner must specify in writing in advance which accumulation units are to be cancelled if other than the above method is desired.

                Cash value in the general account of Sentry will accrue interest daily at an annual rate of 6%. This interest will be credited at the end of each policy year and transferred to the subaccounts of the variable life account in the same manner that premiums are being allocated to the subaccounts.

                LOAN INTEREST. Sentry will charge an annual effective interest rate of 8% on all policy loans. Interest is due at the end of each policy year. Unpaid interest will be added to the existing policy indebtedness and will be charged interest at the same rate.

                POLICY INDEBTEDNESS. Policy indebtedness equals the sum of all outstanding policy loans and the accrued interest on such policy loans. If the policy indebtedness causes the cash surrender value to equal zero or become negative, Sentry will notify the policyowner and any collateral assignee of record. A payment at least equal to the excess of the policy indebtedness over the cash value less any remaining surrender charges must be made to Sentry within 61 days from the date notice is sent, or the policy will lapse and terminate without value.

                REPAYMENT. Policy indebtedness may be repaid in full or in part any time while the policy is in effect. Outstanding policy indebtedness is subtracted from death benefits payable on the insured's death, from the policy cash value upon full cash surrender and from policy cash value payable at the maturity date. During the valuation period during which a repayment is made, the policy's cash value in Sentry's general account securing the repaid portion of the policy loan will be transferred to the subaccounts of the variable life account in the same manner that premiums are then being allocated to the subaccounts.

OPTIONAL        OPTIONAL SETTLEMENT PLANS.  Any policy proceeds payable under
SETTLEMENT      this policy will be paid in one sum unless one of the following
PROVISIONS      plans is chosen.  While the insured is living, the policyowner may request one of the plans. If no plan has been requested at the insured's death, the beneficiary may request a plan. The request requires satisfactory written notice to Sentry. Upon
                Sentry's acceptance, the request is effective from the date the notice was signed. Sentry will not be responsible for any payment made or other action taken before the request has been recorded by Sentry.

                The policy proceeds payable upon settlement of the policy may be paid under one of the following plans or any other plan acceptable to Sentry.

                Plan 1. Proceeds held at interest. Sentry will hold the policy proceeds and make payments at the times and in the amounts agreed upon, as long as the policy remains in effect. Sentry will credit the policy proceeds held with an annual effective interest rate of at least 4%.

                         When the payee dies, any remaining policy proceeds will be paid to his or her estate, unless otherwise specified.

                Plan 2. Lifetime Payments With a Guarantee. Sentry will make monthly payments for as long as the payee lives. A guaranteed number of payments may be chosen. If the payee dies before the guaranteed number of payments has been made, Sentry will continue the payments until the guaranteed number of payments has been made.

                Guaranteed amounts of monthly payments for each plan are shown in the Optional Settlement Plan Tables. If the net amount available to apply under any settlement plan is less than $5,000, Sentry has the right to pay this amount in a single lump sum. The minimum payment is $50.00. We will consider special requests.

                OPTIONAL SETTLEMENT PLAN PROVISIONS. Proof of age and continued survival will be required from the payee.

                The policy proceeds under any of the settlement plans may not be assigned or transferred. The policy proceeds held by Sentry, as well as any payments made by Sentry, are protected from the claims of any payee's creditors to the extent permitted by law.

                        OPTIONAL SETTLEMENT PLAN TABLES
                     GUARANTEED AMOUNTS PER $1,000 APPLIED


       FIXED PERIOD PAYMENTS                       MONTHLY LIFE INCOME

 NUMBER
OF YEARS      MONTHLY       ANNUAL          AGE OF     10 YEARS     20 YEARS
PAYABLE       PAYMENT       PAYMENT         PAYEE      CERTAIN      CERTAIN
-------       -------       -------         ------     --------     --------
   1          $84.84       $1,000.00          40        $4.18         $4.14
   2           43.25          509.80          41         4.22          4.17
   3           29.40          346.49          42         4.27          4.21
   4           22.47          264.89          43         4.31          4.25
   5           18.32          215.99          44         4.36          4.29
   6           15.56          183.42          45         4.41          4.34
   7           13.59          160.20          46         4.46          4.38
   8           12.12          142.82          47         4.52          4.43
   9           10.97          129.32          48         4.58          4.47
  10           10.06          118.55          49         4.64          4.52
  11            9.31          109.76          50         4.70          4.57
  12            8.69          102.45          51         4.77          4.63
  13            8.17           96.29          52         4.83          4.68
  14            7.72           91.03          53         4.91          4.74
  15            7.34           86.48          54         4.99          4.79
  16            7.00           82.52          55         5.07          4.85
  17            6.71           79.04          56         5.15          4.91
  18            6.44           75.96          57         5.24          4.97
  19            6.21           73.21          58         5.34          5.04
  20            6.00           70.75          59         5.44          5.10
  21            5.81           68.54          60         5.55          5.16
  22            5.64           66.54          61         5.66          5.23
  23            5.49           64.72          62         5.78          5.29
  24            5.35           63.06          63         5.90          5.35
  25            5.22           61.55          64         6.03          5.41
  26            5.10           60.16          65         6.17          5.47
  27            5.00           58.88          66         6.31          5.53
  28            4.90           57.70          67         6.46          5.59
  29            4.80           56.62          68         6.61          5.64
  30            4.72           55.61          69         6.77          5.69
                                              70         6.94          5.73

If payments are made each 3 months,         The amount of monthly income is
they will be 25.37% of the annual           based on the payee's age last
payment. If payments are made each 6        birthday on the date of the first
months, they will be 50.49% of the          monthly payment. Monthly amounts
annual payment.                             for ages not shown will be furnished
                                            on request.

                 TABLE OF GUARANTEED MAXIMUM MORTALITY RATES
                           STANDARD MORTALITY CLASS
                                     MALE


Attained  Annual Rate   Attained     Annual Rate     Attained      Annual Rate
  Age     Per $1,000      Age        Per $1,000        Age         Per $1,000
--------  -----------   --------     -----------     --------      -----------

   0        $2.63          32           $1.87           64           $ 24.32
   1         1.03          33            1.95           65             26.68
   2         0.99          34            2.05           66             29.20
   3         0.97          35            2.17           67             31.87
   4         0.93          36            2.32           68             34.75
   5         0.88          37            2.49           69             37.93
   6         0.83          38            2.68           70             41.51
   7         0.78          39            2.90           71             45.60
   8         0.75          40            3.15           72             50.29
   9         0.74          41            3.42           73             55.60
  10         0.75          42            3.71           74             61.41
  11         0.81          43            4.03           75             67.63
  12         0.92          44            4.37           76             74.16
  13         1.07          45            4.73           77             80.91
  14         1.24          46            5.12           78             87.96
  15         1.42          47            5.53           79             95.51
  16         1.59          48            5.97           80            103.83
  17         1.72          49            6.46           81            113.15
  18         1.82          50            7.00           82            123.67
  19         1.88          51            7.63           83            135.35
  20         1.90          52            8.34           84            147.92
  21         1.90          53            9.14           85            161.11
  22         1.88          54           10.02           86            174.72
  23         1.84          55           10.97           87            188.65
  24         1.80          56           11.98           88            202.90
  25         1.75          57           13.05           89            217.56
  26         1.72          58           14.20           90            232.86
  27         1.71          59           15.44           91            249.18
  28         1.70          60           16.82           92            267.25
  29         1.72          61           18.39           93            288.92
  30         1.75          62           20.15           94            318.19
  31         1.80          63           22.13

                 TABLE OF GUARANTEED MAXIMUM MORTALITY RATES
                           STANDARD MORTALITY CLASS
                                    FEMALE


ATTAINED   ANNUAL RATE  ATTAINED     ANNUAL RATE     ATTAINED      ANNUAL RATE
   AGE     PER $1,000      AGE       PER $1,000         AGE        PER $1,000
---------  -----------  --------     -----------     --------      -----------

    0      $1.88          32            $1.47           64           $ 13.94
    1       0.84          33             1.54           65             15.31
    2       0.80          34             1.61           66             16.73
    3       0.78          35             1.70           67             18.16
    4       0.77          36             1.82           68             19.62
    5       0.75          37             1.96           69             21.27
    6       0.73          38             2.13           70             23.20
    7       0.71          39             2.32           71             25.58
    8       0.70          40             2.53           72             28.54
    9       0.69          41             2.75           73             32.08
   10       0.68          42             2.98           74             36.16
   11       0.70          43             3.20           75             40.70
   12       0.73          44             3.44           76             45.62
   13       0.77          45             3.68           77             50.89
   14       0.82          46             3.92           78             56.59
   15       0.87          47             4.19           79             62.90
   16       0.92          48             4.48           80             70.08
   17       0.96          49             4.79           81             78.34
   18       1.00          50             5.13           82             87.89
   19       1.03          51             5.50           83             98.71
   20       1.06          52             5.92           84            110.63
   21       1.08          53             6.38           85            123.55
   22       1.10          54             6.85           86            137.37
   23       1.12          55             7.33           87            152.08
   24       1.15          56             7.81           88            167.69
   25       1.17          57             8.26           89            184.33
   26       1.20          58             8.71           90            202.20
   27       1.24          59             9.21           91            221.70
   28       1.28          60             9.81           92            243.53
   29       1.32          61            10.55           93            269.32
   30       1.37          62            11.50           94            302.68
   31       1.42          63            12.64



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